Exhibit 99.1

NEWS RELEASE

Turning Point Brands, Inc. announces third quarter and nine-month 2016 results

LOUISVILLE, Ky. (Nov. 10, 2016) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) through brands such as Stoker’s, Zig-Zag, and Primal, today announced financial results for the three and nine-months ended September 30, 2016.

“Turning Point Brands generated solid quarterly results and near record net income as we continued to execute strategies to expand our performance and presence in the OTP marketplace," said TPB President and Chief Executive Officer, Larry Wexler. "While third quarter 2016 results were encouraging, an exceptionally strong third quarter in 2015 makes comparisons to a year ago difficult.  Importantly, we are pleased with the progress we have made in our core tobacco portfolio for the first nine months of the year, achieving a mid-single digit sales increase and an expansion of our gross margin.”

Third quarter 2016 results at a glance
(All comparisons vs. prior-year periods)

✓	Net sales were $51.0 million versus $51.4 million
✓	Gross profit was $24.6 million versus $25.4 million
✓	Gross margin was 48.3% versus 49.3%
✓	Net income was $6.8 million versus $4.8 million
✓	Adjusted EBITDA was $13.7 million versus $14.2 million (see Schedule A for a reconciliation to net income)
✓	Other highlights for the 2016 quarter:
o	In Smokeless Products, TPB grew retail market share in both chewing tobacco and Moist Snuff Tobacco (“MST”)
o	In Smoking Products, TPB grew retail market share in both cigarette papers and Make-Your-Own (“MYO”) cigar wraps
o	One less shipping day to the trade compared to 2015

Nine-month 2016 results at a glance

✓	Net sales increased 1.3% to $152.4 million
✓	Gross profit increased 2.1% to $74.1 million
✓	Gross margin expanded 30 basis points to 48.6%
✓	Net income increased 45.0% to $9.8 million, versus $6.8 million
✓	Adjusted EBITDA was $39.0 million versus $39.4 million (see Schedule A for a reconciliation to net income)
✓	Salesforce infrastructure investment continues with manpower for the nine-month period up 9% versus 2015

Recent Events:

•
On November 4, 2016, TPB announced the execution of a definitive agreement to purchase five smokeless tobacco brands from Wind River Tobacco Company for approximately $2.5 million (Big Mountain®, Appalachia™, Black Mountain®, Springfield Standard® and Snake River®).  Collectively, the brands account for over 2% of the U.S. chewing tobacco market.  The transaction is expected to close by year end 2016 and to expand TPB’s U.S. chewing tobacco market share to approximately 27%.

•	On October 28, 2016, TPB purchased its previously leased MST manufacturing facility located in Dresden, Tennessee for $1.3 million to facilitate the continued growth of our Stoker’s MST.

 “We expect the acquisition of the Wind River brands to be accretive to earnings before any potential synergies. As we move forward, we will continue to pursue initiatives that foster organic growth in our businesses, explore additional accretive OTP acquisitions that offer a potential for growth and synergies, and manage our capital resources effectively - all with the goal of improving our long-term market positioning and targeting growth in shareholder value," Wexler said.

Management observations on the third quarter and nine-month period

Smokeless Products Segment (37% of total net sales)

Smokeless Products net sales for the 2016 quarter were $18.9 million or 1.2% higher than the comparable 2015 period. Revenue growth continued to be driven by the ongoing roll-out of Stoker MST cans, pricing in both chewing tobacco and MST and modest international sales of MST. For the quarter, volume decreased 8.7% and price/mix increased 9.9%.  As previously communicated, a late second quarter industry trade show is estimated to have pulled forward approximately $1.3 million in third quarter net sales, which makes comparability with the prior year somewhat distorted. Additionally, Smokeless product volume comparisons to the prior year were also impacted by the anniversary of the national introduction of Stoker’s MST cans and one less shipping day for the 2016 period.  Year-to-date Smokeless products net sales are 7.4% ahead of the nine-month period in the prior year.

Year-over-year industry volumes for chewing tobacco declined by approximately 5% in the quarter while MST grew 1%, according to MSAi1. TPB outpaced the industry and grew its MSAi share in both chewing tobacco and MST. Shipments of Stoker’s MST to retail grew at high single-digit rates, according to MSAi.

1 Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers. “MST” excludes pouch products.

Gross profit for the Smokeless segment for the quarter was flat at $9.4 million versus the third quarter 2015.  Gross profit growth was restrained by the three volume impacts noted above.  Segment gross margin was 49.7% of net sales for the current quarter versus 50.5% in the year-earlier quarter, as the result of mix shifts to MST from chewing tobacco and significant MST consumer trial incentives.

“Our Smokeless business remains very bright and we continue to make encouraging progress in terms of new MST distribution,” said Wexler.  “While the comparison versus a year ago was distorted by a trade show, the anniversary of the Stoker’s MST cans launch and one less shipping day, it was a solid quarter. The addition of the regional Wind River smokeless brands to our strong portfolio of brands demonstrates our ability to acquire regional brands that can leverage our national salesforce to expand the retail footprint.”

Pennsylvania, which represents approximately 3% of industry chewing tobacco volumes and 6% of industry MST volumes, implemented a new $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The company will monitor the impact this new excise tax has on consumer behavior.

Smoking Products Segment (56% of total net sales)

For the quarter, net sales of Smoking Products were $28.8 million, up $2.0 million from the prior quarter, but off 1.5% compared to the year ago quarter.  In the 2016 quarter, continued growth in the Zig-Zag MYO cigar wraps was offset by the timing of cigarette paper orders for Canada, the timing of U.S. cigarette paper promotional orders, declines in cigar sales, and one less shipping day.  We continued to make modest progress on Zig-Zag cigar shipments to Canada.  For the quarter, Smoking volumes decreased 3.9% due to the aforementioned volume impacts, while price/mix increased 2.3%.

Quarterly industry volumes for cigarette papers declined by low-single digits and MYO cigar wraps increased by double digits, according to MSAi.  Zig-Zag increased share in MYO cigar wraps on the continuing roll-out of cigarillo sized wraps, and increased share in cigarette papers according to MSAi.

The quarter’s gross profit for the Smoking segment increased $0.7 million sequentially, but decreased 3.7% to $14.4 million compared with the 2015 quarter as the result of the volume impacts discussed above.  Gross margin decreased to 50.1% of net sales compared with 51.2% in the 2015 period, resulting from promotional incentives on the Zig-Zag cigarillo size wraps roll-out and mix shifts within the segment.

NewGen (New Generation) Products Segment (7% of total net sales)

NewGen net sales for the quarter were $3.3 million, a modest increase compared to the preceding quarter, but down $0.3 million versus the year ago period. Industry vapor volumes continued to move away from traditional retail outlets, where TPB has traditionally focused sales efforts. Volumes are shifting to alternative shops, where we are focused on building our sales infrastructure.   For the quarter, volume increased 1.2% primarily from the domestic rollout of Primal Herbal products.  Price/mix accounted for a decrease of 8.5%.

The number of traditional outlets carrying e-liquid and vaporizers continued to decline sharply, according to MSAi, demonstrating the shift from traditional retail into alternative channels.

Gross profit for the NewGen Product segment improved versus the prior quarter, but declined by $0.2 million to $0.8 million compared to the year ago.  Gross margin strengthened relative to the preceding quarter, but decreased versus year ago from 27.5% to 24.7% of net sales for the current period, as margins continued to be negatively impacted by higher returned goods based on retailers adjusting inventory due to reduced consumer demand at traditional outlets.

Other Performance Measures

Consolidated SG&A expenses for the 2016 quarter were $12.7 million compared to $11.8 million in 2015’s third quarter as we strengthen our sales and regulatory infrastructures to facilitate future growth while also supporting new product launches to build consumer awareness, trial, sales, and enthusiasm.
•	Third quarter launch costs in SG&A of $0.9 million were $0.3 million more than year ago
•	The third quarter of 2016 SG&A also included $0.2 million in recurring public company costs
•	Expenses for strategic initiatives were unfavorable in the quarter by $0.4 million

Cost of goods sold in the third quarter included $0.2 million in non-recurring launch costs, which was $0.2 million higher than a year ago.

Total debt at quarter end was $201.1 million.  Net Debt for the quarter ending September 30, 2016 was $196.7 million, compared to $287.6 million as of December 31, 2015, a reduction of $90.9 million.  Net Debt at September 30, 2016 to the rolling twelve month Adjusted EBITDA was 3.9x (see Schedule B for a reconciliation). The retirement of high cost debt continues to benefit the company through reduced interest expense. With the existing debt structure, interest expense on an annualized basis would be approximately $18.0 million.

Income tax benefit for the quarter was $0.1 million reflecting the utilization of NOLs and an adjustment of the provision for state taxes. NOLs available to offset taxes amounted to $39.7 million at September 30, 2016.  In addition to NOLs, the company has other tax attributes related to the conversion of certain debt which the company may use to reduce future cash income tax expense.

Interest expense for the three months ended September 30, 2016 was $5.6 million and was $3.1 million or 35.9% lower than the year ago period.  This decrease is principally attributable to lower average debt levels during the quarter as a result of our May 2016 initial public offering and related transactions.

Third quarter net income increased 42.4% to $6.8 million and 45.0% to $9.8 million on a nine-month basis.

Third quarter 2016 Adjusted EBITDA was $13.7 million versus $14.2 million in 2015.  On a nine-month basis, Adjusted EBITDA was $39.0 million compared to $39.4 million in 2015 (See Schedule A for a reconciliation).

At September 30, 2016, there were 18.3 million common shares outstanding.  Weighted average fully diluted shares for the three months ended September 30, 2016 were 19.7 million.

In the fourth quarter of 2016, TPB will have one less shipping day than a year ago.
Looking forward, TPB has invested in preparing and complying with the new Deeming Regulations and will incur FDA user fees for the first time on both cigars and pipe tobacco beginning in October 2016.  The net impact of these fees on newly deemed products is expected to be approximately $0.3 million for the fourth quarter.  FDA fees are accounted for in cost of goods sold.

Earnings conference call

As previously disclosed, a conference call with the investment community to review Turning Point Brands’ financial results has been scheduled for 10 a.m. Thursday, November 10, 2016.  Investment community participants should dial in 15 minutes ahead of time using the toll free number 866-807-9684 (International participants should call 412-317-5415).  A live webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA and Net Debt.

A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, KY based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  Through widely recognized brands such as Zig-Zag®, Beech-Nut® and Stoker’s®, the company markets Smokeless Products (chewing tobacco and moist snuff), Smoking Products (premium cigarette papers and cigar products), New Generation electronic Products (e-cigarettes, vaporizers and e-Liquids), and New Generation non-nicotine, non-tobacco Products sold through the Primal™ brand.  More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;

•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	fluctuations in our month-to-month results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations; and
•	departure of key management personnel or our inability to attract and retain talent.

Contacts:

Investment Community

Mark A. Stegeman, Senior Vice President, Chief Financial Officer
ir@tpbi.com
(502) 774-9238

Media
Terry McWilliams, President, Mozaic Investor Relations
ir@tpbi.com
(502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statements of Income
(dollars in thousands except share data)
(unaudited)

	Three Months Ended
	September 30, 2016	September 30, 2015
Net sales	$50,959	$51,431
Cost of sales	26,341	26,070
Gross profit	24,618	25,361
Selling, general and administrative expenses	12,727	11,839
Operating income	11,891	13,522
Interest expense and financing costs	5,557	8,676
Investment income	(279)	-
Income before income taxes	6,613	4,846
Income tax expense (benefit)	(180)	76
Net income	$6,793	$4,770

Basic earnings per common share:
Net income	$0.38	$0.66
Diluted earnings per common share:
Net income	$0.34	$0.57
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	18,094,592	7,197,928
Diluted - inclusive of voting and non-voting shares	19,729,219	8,335,308

Excise Tax Expense	$5,365	$5,228

FDA Fees	$113	$103

Turning Point Brands, Inc.
Consolidated Statements of Income
(dollars in thousands except share data)
(unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Net sales	$152,406	$150,516
Cost of sales	78,267	77,889
Gross profit	74,139	72,627
Selling, general and administrative expenses	40,563	39,385
Operating income	33,576	33,242
Interest expense and financing costs	20,895	25,732
Investment income	(611)	-
Loss on extinguishment of debt	2,824	-
Income before income taxes	10,468	7,510
Income tax expense	642	734
Net income	$9,826	$6,776

Basic earnings per common share:
Net income	$0.64	$0.94
Diluted earnings per common share:
Net income	$0.58	$0.81
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	15,396,155	7,197,928
Diluted - inclusive of voting and non-voting shares	16,968,613	8,354,314

Excise Tax Expense	$15,911	$15,549

FDA Fees	$281	$255

Turning Point Brands, Inc.
Consolidated Balance Sheets
(dollars in thousands except share data) (unaudited)

ASSETS	September 30, 2016	December 31, 2015
Current assets:
Cash	$4,410	$4,835
Accounts receivable, net of allowances of $29 in 2016 and $137 in 2015	3,394	3,940
Inventories	51,744	44,339
Other current assets	9,276	10,838
Total current assets	68,824	63,952
Property, plant and equipment, net	5,952	5,603
Deferred financing costs, net	157	208
Goodwill	128,697	128,697
Other intangible assets, net	8,553	8,553
Master Settlement Agreement - escrow deposits	31,924	31,842
Other assets	627	3,608
Total assets	$244,734	$242,463

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,556	$4,087
Accrued expenses	9,927	11,053
Accrued interest expense	359	4,329
First lien term loan	1,650	1,650
Revolving credit facility	-	18
Total current liabilities	15,492	21,137
Notes payable and long-term debt	199,488	290,772
Deferred income taxes	7,060	7,013
Postretirement benefits	4,577	4,666
Pension benefits	314	487
Total liabilities	226,931	324,075

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued shares -0-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued shares, 2016 18,342,312 and 2015 6,259,480	183	63
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued shares, 2016 0 and 2015 938,857	-	9
Additional paid-in capital	104,822	12,628
Accumulated other comprehensive loss	(3,143)	(3,512)
Accumulated deficit	(84,059)	(90,800)
Total stockholders' equity (deficit)	17,803	(81,612)
Total liabilities and stockholders' equity (deficit)	$244,734	$242,463

Turning Point Brands, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net income	$9,826	$6,776
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	2,824	-
Gain on sale of fixed assets	-	(1)
Depreciation expense	896	784
Amortization of deferred financing costs	1,070	1,086
Amortization of original issue discount	591	785
Interest incurred but not paid on PIK Toggle Notes	3,422	6,057
Interest incurred but not paid on 7% Senior Notes	329	426
Interest paid on PIK Toggle Notes	(9,893)	-
Deferred income taxes	47	(7)
Stock compensation expense	103	129
Restricted stock compensation expense	29	-
Member unit compensation expense	13	82
Changes in operating assets and liabilities:
Accounts receivable	546	(2,568)
Inventories	(7,405)	(241)
Other current assets	1,562	(2,052)
Other assets	(45)	(106)
Accounts payable	(531)	1,509
Accrued pension liabilities	196	123
Accrued postretirement liabilities	(89)	(94)
Accrued expenses and other	(3,967)	(63)
Net cash provided by (used in) operating activities	(476)	12,625

Cash flows from investing activities:
Capital expenditures	(1,245)	(1,100)
Proceeds from sale of fixed assets	-	2
Note receivable	-	(430)
Net cash used in investing activities	(1,245)	(1,528)

Turning Point Brands, Inc.
Consolidated Statements of Cash Flows (Cont.)
(dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash flows from financing activities:
Payments for revolving credit facility, net	(18)	(3,184)
Payment of financing costs	(200)	-
Payment of first lien term loan	(3,976)	(6,237)
Payment of second lien term loan	(20,000)	-
Payment of PIK Toggle Notes	(24,107)	-
Prepaid equity issuance costs	-	(305)
Redemption of Intrepid options	(661)	-
Redemption of Intrepid warrants	(5,500)	-
Warrants exercised	4
Stock option exercised	8	-
Proceeds from issuance of stock	55,746	1
Net cash provided by (used in) financing activities	1,296	(9,725)

Net increase (decrease) in cash	(425)	1,372
Cash, beginning of period	4,835	8,467
Cash, end of period	$4,410	$9,839

Supplemental schedule of noncash financing activities:
Issuance of restricted stock	$279	$-
Conversion of PIK Toggle Notes to equity	$29,014	$-
Conversion of 7% Senior Notes to equity	$10,074	$-

Schedule A

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA and Adjusted EBITDA.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA is used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA and Adjusted EBITDA are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before depreciation and amortization, interest expense and provision for income taxes.  We define “Adjusted EBITDA” as net income before depreciation and amortization, interest expense, provision for income taxes, loss on extinguishment of debt, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.  The table below provides a reconciliation between net income and Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015.

Schedule A (cont.)

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Three Months Ended
	September 30, 2016	September 30, 2015
Net income	$6,793	$4,770
Add:
Interest expense	5,557	8,676
Depreciation expense	310	266
Income tax expense (benefit)	(180)	76
EBITDA	$12,480	$13,788
Components of Adjusted EBITDA
LIFO adjustment (a)	(78)	125
Pension/postretirement expense (b)	117	93
Non-cash stock options, restricted stock and incentives expense (c)	99	60
Foreign exchange hedging (d)	-	(24)
Strategic initiatives (e)	9	(376)
Launch costs (f)	1,051	516
Adjusted EBITDA	$13,678	$14,182

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restriced stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initatives.
(f)	Represents product launch costs of our new product lines.

Schedule A (cont.)

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Net income	$9,826	$6,776
Add:
Interest expense	20,895	25,732
Depreciation expense	896	784
Income tax expense	642	734
EBITDA	$32,259	$34,026
Components of Adjusted EBITDA
LIFO adjustment (a)	494	607
Pension/postretirement expense (b)	353	279
Non-cash stock options, restricted stock and incentives expense (c)	145	209
Foreign exchange hedging (d)	35	-
Loss on extinguishment of debt (e)	2,824	-
Warehouse reconfiguation (f)	-	376
Strategic initiatives (g)	471	2,221
Launch costs (h)	1,769	1,697
IPO related compensation costs (i)	605	-
Adjusted EBITDA	$38,955	$39,415

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restriced stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the non-cash loss due to the write-off of accrued interest expense.
(f)	Represents the one-time relocation of finished product for improved logistical services.
(g)	Represents the fees incurred for the study of strategic initatives.
(h)	Represents product launch costs of our new product lines.
(i)	Represents non-recurring compensation expenses incurred coincident with the May IPO.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in millions) (unaudited)

	December 31, 2015	September 30, 2016

Cash	$4.8	$4.4

Total Debt	$292.4	$201.1

Net Debt	$287.6	$196.7

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
October 1, 2015 - September 30, 2016

	4th Quarter 2015	1st Quarter 2016	2nd Quarter 2016	3rd Quarter 2016	Rolling 12 Months

Net Income	$2,373	$2,234	$799	$6,793	$12,199
Add:
Interest Expense	8,552	8,462	6,876	5,557	29,447
Depreciation	275	293	293	310	1,171
Income tax expense (benefit)	344	213	609	(180)	986

EBITDA	$11,544	$11,202	$8,577	$12,480	$43,803
Components of Adjusted EBITDA
LIFO adjustment	(663)	308	264	(78)	(169)
Pension/Postretirement expense	62	117	119	117	415
Non-cash stock option and incentives expense	23	22	24	99	168
Foreign exchange hedging (gain) loss	(35)	(21)	56	-	-
Loss on extinguishment of debt	-	-	2,824	-	2,824
Strategic Initiatives	35	432	30	9	506
Launch Costs	217	392	326	1,051	1,986
IPO related compensation costs	-	-	605	-	605
Adjusted EBITDA	$11,183	$12,452	$12,825	$13,678	$50,138

Net Debt / 12 months ended September 30, 2016 rolling Adjusted EBITDA					3.9	x